Exhibit 14.2

FRIENDFINDER NETWORKS, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

This Code of Business Conduct and Ethics applies to, and each reference to FFN or its employees includes, FriendFinder Networks, Inc., all the subsidiaries, operating companies and other businesses wholly or majority owned or controlled by FriendFinder Networks, Inc., and all of their employees.  The word “employees” and references to you and your used in this Code includes all employees, officers and, when they are acting on behalf of FFN, directors.

Business Conduct and Ethics

FFN and each of its employees, wherever they may be located, must conduct their affairs with uncompromising honesty and integrity.  Business ethics are no different than personal ethics.  The same high standard applies to both.  As an employee of FFN or a FFN company you are required to adhere to the highest standard regardless of local custom.

Employees are expected to be honest and ethical in dealing with each other, with customers, suppliers and all other third parties.  Doing the right thing means doing it right every time.

Misconduct cannot be excused because it was directed or requested by another. In this regard, you are expected to alert management whenever an illegal, dishonest or unethical act is reasonably suspected. You will never be penalized for reporting your reasonable suspicions.

The following statements concern frequently raised business conduct and ethical concerns.  A violation of the standards contained in this Code of Business Conduct and Ethics will result in corrective action, including possible dismissal.

Compliance with Laws

General.  It is FFN’s policy to comply with all laws, rules and regulations that are applicable to its business, both in the United States and in other countries. This includes laws against commercial bribery (see “Gifts, Bribes and Kickbacks” below) and laws against payments to foreign government officials, and export and import laws and regulations (See “International Operations” below). Some actions are not permissible under this Code of Business Conduct and Ethics even though they may not be a violation of law.

Employment Matters.  It is FFN’s policy to comply with applicable employment laws, including those governing working conditions, wages, hours, benefits, and minimum age for employment.  While employees and applicants for employment must be qualified and meet the job requirements established by FFN, each person must be accorded equal opportunity to the full extent provided by law and without regard to race, color, religion, national origin, gender, sexual orientation, marital status, age or other characteristic protected by law. Each employee must respect the rights of fellow employees and third parties. Your actions must be free from libel, slander, harassment or any form of unlawful discrimination.

Fair Competition and Antitrust Laws.  FFN must comply with all applicable fair competition and antitrust laws. These laws attempt to ensure that businesses compete fairly and honestly and prohibit conduct seeking to reduce or restrain competition. If you are uncertain whether a contemplated action raises unfair competition or antitrust issues, the Legal Group can assist you.

Conflicts of Interest

You must avoid any personal activity, investment or association which could appear to interfere with good judgment concerning FFN’s best interests.  You may not exploit your position or relationship with FFN for personal gain. You should avoid even the appearance of such a conflict.  For example, there is a likely conflict of interest if you:

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use nonpublic FFN, customer or supplier information for personal gain by you, relatives or friends (including securities transactions based on such information);

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have more than a modest financial interest in FFN’s suppliers, customers or competitors;

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receive a loan, or guarantee of obligations, from FFN or a third party as a result of your position at FFN;

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compete, or prepare to compete, with FFN while still employed by FFN; or

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perform work (with or without compensation) for a competitor, governmental or regulatory entity, customer or supplier of FFN, or do any work for a third party that may adversely affect your performance or judgment on the job or diminish your ability to devote the necessary time and attention to your duties.

There are other situations in which a conflict of interest may arise. If you have concerns about any situation, follow the steps outlined in the Section on “Reporting of Violations and Wrongdoing; Non-Retaliation” below.

Business Opportunities

You are responsible for advancing FFN’s business interests where the opportunity to do so arises. In addition to avoiding conflicts of interest, you must not take for yourself or divert to others any business opportunity or idea discovered in the course of employment in which FFN might have an interest.

Gifts, Bribes and Kickbacks

Other than for modest gifts given or received in the normal course of business (including travel or entertainment) which could not be considered as business inducements, neither you nor your relatives may give gifts to, or receive gifts from, FFN’s customers and suppliers.  Gifts should not be accepted from a supplier or potential supplier during, or in connection with, contract negotiations.  Accepting cash or cash equivalents, including checks, money orders, vouchers, gift certificates, loans, stock or stock options, is not acceptable in any circumstances.  Other gifts may be given or accepted only with prior approval of your senior management.  In no event should you put FFN or yourself in a position that would be embarrassing if the gift were made public.

Dealing with government employees is often different than dealing with private persons.  Many governmental bodies strictly prohibit the receipt of any gratuities by their employees, including meals and entertainment.  You must be aware of and strictly follow these prohibitions.

Any employee who pays or receives bribes or kickbacks will be immediately terminated and reported, as warranted, to the appropriate authorities.  A kickback or bribe includes any item intended to improperly obtain favorable treatment.

International Operations

FFN conducts its affairs consistent with the applicable laws and regulations of the countries where it does business.  Business practices, customs and laws differ from country to country.  When conflicts arise between FFN’s ethical practices and the practices, customs and laws of a country, FFN seeks to resolve them consistent with its ethical beliefs.  If the conflict cannot be resolved consistent with its ethical beliefs, FFN will not proceed with the proposed action giving rise to the conflict.  These ethical standards reflect who we are and are the standards by which we choose to be judged.

FFN also conducts its overseas business in accordance with applicable U.S. laws, including the Foreign Corrupt Practices Act (“FCPA”) which applies to business transactions both inside the U.S. and in other countries.  FCPA requirements relate to accurate and complete financial books and records, transactions with foreign government officials and prohibitions from directly or indirectly offering to pay, or authorizing payment to, foreign government officials for the purpose of influencing the acts or decisions of foreign officials.  Violation of the FCPA can bring severe penalties and it is mandatory that all employees living or working in a non-U.S. country become familiar with the FCPA and its requirements.

In addition, FFN fully complies with all applicable U.S. laws governing imports, exports and the conduct of business with non-U.S. entities.  These laws contain limitations on the types of products that may be imported into the United States and the manner of importation.  They also place limitations or licensing requirements on the export of some products to certain countries and prohibit exports to, and most other transactions with, certain other countries as well as cooperation with or participation in foreign boycotts of countries that are not boycotted by the United States.  If you would like detailed guidance on these laws and the countries to which they pertain, the Legal Group can assist you.

Books and Records

You must complete all FFN documents accurately, truthfully, and in a timely manner, including all travel and expense reports. When applicable, documents must be properly authorized.  You must record FFN’s financial activities in compliance with all applicable laws and accounting practices.  The making of false or misleading entries, records or documentation is strictly prohibited.  You must never create a false or misleading report or make a payment or establish an account on behalf of FFN with the understanding that any part of the payment or account is to be used for a purpose other than as described by the supporting documents.

Financial Integrity

Investors, creditors and others have legitimate interests in FFN’s financial and accounting information.  The integrity of FFN’s financial reporting and accounting records is based on the validity, accuracy and completeness of the basic information supporting the entries to FFN’s books and records.  All financial books, records and accounts must accurately reflect transactions and events and conform to generally accepted accounting principles and to FFN’s system of internal controls.  It is the responsibility of each employee to uphold these standards.

Employees are expected to cooperate fully with FFN’s internal audit function and its external auditors. Information must not be falsified or concealed under any circumstances.

Examples of unethical financial or accounting practices include:

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Making false entries that intentionally hide or disguise the true nature of any transaction;

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Improperly accelerating or deferring the recording of expenses or revenues to achieve financial results or goals;

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Maintaining any undisclosed or unrecorded funds or assets;

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Establishing or maintaining improper, misleading, incomplete or fraudulent account documentation or financial reporting;

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Making any payment for purposes other than those described in documents supporting the payment; and

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Signing any documents believed to be inaccurate or untruthful.

Protection and Proper Use of FFN Property

Every employee must safeguard FFN property from loss or theft, and may not take such property for personal use.  FFN property includes confidential information, software, computers, office equipment, and supplies.  You must appropriately secure all FFN property within your control to prevent its unauthorized use.

FFN’s email, internet and intranet systems are to be used primarily for FFN business.  In no event may the systems be used for sending or receiving discriminatory or harassing messages, chain letters, material which is obscene or in bad taste, for commercial solicitations or in any way that would otherwise violate this Code.

FFN and third-party software may not be copied, distributed or disclosed without specific authorization.  All third-party software must be properly licensed.  The license agreements for such third-party software may place restrictions on the disclosure, use and copying of software, and such restrictions must be honored.

Confidentiality and Proper Use of FFN, Customer or Supplier Information

You may not use or reveal to others FFN, customer or supplier confidential or proprietary information, except as authorized by your senior management or as legally required. This includes business methods, pricing and marketing data, strategy, computer code, screens, forms, experimental research, and information about FFN’s current, former and prospective customers and employees.

Gathering Competitive Information

You may not accept, use or disclose improperly obtained confidential information of our competitors.  When obtaining competitive information, you must not violate our competitors’ rights.

Particular care must be taken when dealing with competitors’ customers, ex-customers and ex-employees.  Never ask for or receive confidential or proprietary competitive information. Never ask a person to violate a non-compete or non-disclosure agreement.  If you are uncertain, the Legal Group can assist you.

Record Retention

In the course of its business, FFN produces and receives large numbers of records. Numerous laws require the retention of certain FFN records for designated periods of time.  FFN is committed to compliance with all applicable laws and regulations relating to the preservation of records.  FFN’s policy is to identify, maintain, safeguard and destroy or retain all records in its possession on a systematic and regular basis.  Under no circumstances are FFN records to be destroyed selectively or to be maintained outside its premises or designated storage facilities.

If you learn of a subpoena or a pending or contemplated litigation or government investigation, you must immediately contact the Legal Group.  You must retain and preserve all records that may be responsive to the subpoena or relevant to the litigation or that may pertain to the investigation until you are advised by the Legal Group as to how to proceed.  You must also affirmatively preserve from destruction all relevant records that without intervention would automatically be destroyed or erased (such as e-mails and voicemail messages).  Destruction of such records, even if inadvertent, could seriously prejudice FFN.  If you have any questions regarding whether a particular record pertains to a pending, imminent or contemplated investigation or litigation or may be responsive to a subpoena or regarding how to preserve particular types of records, you should preserve the records in question and ask the Legal Group for advice.

Fair Dealing

FFN depends on its reputation for quality, service and integrity.  The way FFN deals with its customers, competitors and suppliers molds its reputation, builds long term trust and ultimately determines its success. You should endeavor to deal fairly with customers, suppliers, competitors and employees.  No FFN employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair dealing practice.

Securities Trading

You are prohibited by FFN policy and the law from buying or selling publicly traded FFN securities at a time when in possession of “material nonpublic information.”  This conduct is known as “insider trading.”  Passing such information on to someone who may buy or sell securities, known as “tipping,” is also illegal.  The prohibition applies to publicly traded FFN securities and to publicly traded securities of other companies if you learn material nonpublic information about other companies, such as FFN’s customers or suppliers, in the course of your duties for FFN.

Information is “material” if (a) there is a substantial likelihood that a reasonable investor would find the information “important” in determining whether to trade in a security; or (b) the information, if made public, likely would affect the market price of a company’s securities.  Examples of types of material information include unannounced dividends, earnings, financial results, new or lost contracts or products, sales results, important personnel changes, business plans, possible mergers, acquisitions, divestitures or joint ventures, important litigation developments, and important regulatory, judicial or legislative actions.  Information may be material even if it relates to future, speculative or contingent events and even if it is significant only when considered in combination with publicly available information.

Information is considered to be nonpublic unless it has been adequately disclosed to the public, which means that the information must be publicly disclosed, and adequate time must have passed for the securities markets to digest the information.  Examples of adequate disclosure include public filings with securities regulatory authorities and the issuance of press releases, and may also include meetings with members of the press and the public.  A delay of one or two business days is generally considered a sufficient period for routine information to be absorbed by the market.  Nevertheless, a longer period of delay might be considered appropriate in more complex disclosures.

Do not disclose material nonpublic information to anyone, including co-workers, unless the person receiving the information has a legitimate need to know the information for purposes of carrying out FFN’s business.  If you leave FFN, you must maintain the confidentiality of such information until it has been adequately disclosed to the public by FFN.  If there is any question as to whether information regarding FFN or another company with which we have dealings is material or has been adequately disclosed to the public, contact the Legal Group.

Political Contributions

No FFN assets may be used for political contributions except in compliance with all applicable laws and with the consent of the General Counsel.  You may, however, engage in political activity with your own resources on your own time.

Employee Privacy

FFN respects the privacy and dignity of all individuals.  FFN collects and maintains personal information that relates to your employment, including medical and benefits information.  Special care is taken to limit access to personal information to FFN personnel with a need to know such information for a legitimate purpose.  Employees who are responsible for maintaining personal information and those who are provided access to such information must not disclose private information in violation of applicable law or in violation of FFN’s policies.

Employees should not search for or retrieve items from another employee’s workspace without prior approval of that employee or management.  Similarly, you should not use communication or information systems to obtain access to information directed to or created by others without the prior approval of management, unless such access is part of, and for the purposes of fulfilling, your job function and responsibilities at FFN.

Personal items, messages, or information that you consider to be private should not be placed or kept in telephone systems, computer or electronic mail systems, office systems, offices, work spaces, desks, credenzas, or file cabinets.  FFN reserves all rights, to the fullest extent permitted by law, to inspect such systems and areas and to retrieve information or property from them when deemed appropriate in the judgment of management.

Equal Employment Opportunity and Nondiscrimination

FFN is an equal opportunity employer in hiring and promoting practices, benefits and wages.  FFN does not tolerate discrimination against any person on the basis of race, religion, color, gender, age, national origin, sexual orientation or disability (where the applicant or employee is qualified to perform the essential functions of the job with or without reasonable accommodation), or any other protected status or any other basis prohibited by law in recruiting, hiring, placement, promotion, or any other condition of employment.

You must treat all FFN people, customers, suppliers and others with respect and dignity.

Sexual and Other Forms of Harassment

FFN policy strictly prohibits any form of harassment in the workplace, including sexual harassment.  FFN will take prompt and appropriate action to prevent and, where necessary, discipline behavior that violates this policy.

Sexual harassment consists of unwelcome sexual advances, requests for sexual favors and other verbal or physical conduct of a sexual nature when:

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submission to such conduct is made a term or condition of employment;

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submission to or rejection of such conduct is used as a basis for employment decisions; or

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such conduct has the purpose or effect of unreasonably interfering with an individual’s work performance or creating an intimidating, offensive or hostile work environment.

Forms of sexual harassment include, but are not limited to, the following:

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verbal harassment, such as unwelcome comments, jokes, or slurs of a sexual nature;

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physical harassment, such as unnecessary or offensive touching, or impeding or blocking movement; and

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visual harassment, such as derogatory or offensive posters, cards, cartoons, graffiti, drawings or gestures.

FFN’s businesses include the depiction of nudity and sexually explicit imagery in still photographs, artwork, video and multi-media products.  As a result, employees, vendors, customers and visitors are regularly exposed to such depictions as a normal part of the workplace environment and such exposure should not be presumed, in and of itself, as a basis for harassment.

Other Forms of Harassment

Harassment on the basis of other characteristics is also strictly prohibited. Under this policy, harassment is verbal or physical conduct that degrades or shows hostility or hatred toward an individual because of his or her race, color, national origin, religion, age, mental or physical handicap or disability or any other characteristic protected by law, which:

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has the purpose or effect of creating an intimidating, hostile, or offensive work environment;

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has the purpose or effect of unreasonably interfering with an individual’s work performance; or

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otherwise adversely affects an individual’s employment.

Harassing conduct includes, but is not limited to, the following: epithets; slurs; negative stereotyping; threatening, intimidating or hostile acts; and written or graphic material that ridicules or shows hostility or aversion to an individual or group and that is posted on FFN premises or circulated in the workplace.

Reporting Responsibilities and Procedures

If you believe that you have been subjected to harassment of any kind, you should promptly report the incident to your supervisor, the offender’s supervisor, the Legal Group or the Vice President, Human Resources.  If you feel comfortable doing so, you may also wish to confront the offender and state that the conduct is unacceptable and must stop.  Complaints of harassment, abuse or discrimination will be investigated promptly and thoroughly and will be kept confidential to the extent possible.  FFN will not in any way retaliate against any employee for making a good faith complaint or report of harassment or participating in the investigation of such a complaint or report.

FFN encourages the prompt reporting of all incidents of harassment, regardless of who the offender may be, or the offender’s relationship to FFN.  This procedure should also be followed if you believe that a non-employee with whom you are required or expected to work has engaged in prohibited conduct.  Supervisors must promptly report all complaints of harassment to the Vice President, Human Resources or the Legal Group.

Any employee who is found to be responsible for harassment, or for retaliating against any individual for reporting a claim of harassment or cooperating in an investigation, will be subject to disciplinary action, up to and including discharge.

Workplace Safety

FFN is committed to providing safe and healthy work environments and to being an environmentally responsible corporate citizen.  It is our policy to comply with all applicable environmental, safety and health laws and regulations.  It is the responsibility of each employee to comply with all company policies concerning violence, harassment and similar matters in the workplace and substance abuse.

Waivers

FFN expects everyone to comply with the provisions of this Code.  Any waiver of this Code may be made only by the Chief Executive Officer and/or Board of Directors or a Board committee.  When necessary, a waiver will be accompanied by appropriate controls designed to protect FFN.

Reporting of Violations and Wrongdoing; Non-Retaliation

Any officer or employee having evidence of an actual or potential violation of law, this Code or other FFN policies should report such evidence to the Chief Executive Officer, the General Counsel or any member of the Board of Directors.  In the case of any director, any such evidence should be reported directly to the Audit Committee.  FFN does not tolerate any retaliation against anyone who in good faith reports violations of law, this Code or other FFN policies or who asks questions about on-going or proposed conduct.  Directors, officers or employees who attempt to retaliate will be disciplined.  At the same time, it is unacceptable to file a report knowing it to be false.

To report violations of law, this Code or other FFN policies, contact the office of our General Counsel or  Moses & Singer.

Conclusion

Each of FFN’s directors, officers and employees is the guardian of FFN’s ethics and reputation.  All parties are encouraged to talk to supervisors, managers or other appropriate personnel when in doubt about the best and ethical course of action in a particular situation.  While there are no universal rules, when in doubt ask yourself the following questions:

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Will my actions be ethical in every respect and fully comply with the law and with FFN’s policies?

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Will my actions have the appearance of impropriety?

If you are uncomfortable with your answer to any of the above, you should not take the contemplated actions without first discussing them with appropriate management.

No Rights Created

This Code is a statement of the fundamental principles and key policies and procedures that govern the conduct of FFN’s business.  It is not intended to and does not create any obligations to or rights in any employee, client, supplier, competitor, stockholder or any other person or entity.

FRIENDFINDER NETWORKS INC.

RECEIPT AND ACKNOWLEDGEMENT OF

THE CODE OF BUSINESS CONDUCT AND ETHICS

I acknowledge that I have read and received a copy of the FriendFinder Networks Inc (“the Company”). Code of Business Conduct and Ethics.

I have read and understood it and agree to abide by its terms, including but not limited to: my acknowledged responsibility to the Company and the law.

In addition, I understand that any individual who does not follow the rules, regulations and procedures outlined in the document, will be subjected to disciplinary action, up to and including discharge.

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Print Name

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